EXHIBIT 21

                              LIST OF SUBSIDIARIES

Name of Subsidiary                     Jurisdiction of Incorporation
------------------                     -----------------------------
Europe Craft Imports, Inc.             New Jersey




All other subsidiaries of the Registrant, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as of the end of the year covered by this Annual Report, and, therefore, their names have been omitted.